Exhibit 16.1

September 29, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:  Universal Holdings, Inc.

File Ref. No. 333-152571

We have read the statements made by Universal Holdings, Inc. pertaining to our firm included under Item 4.01 of Form 8-K/A dated September 29, 2009  and we agree with such statements as they pertain our firm.

Very truly yours,

/s/ Webb & Company, P.A.
Webb & Company, P.A.
Certified Public Accountants